Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2019 First-Quarter Financial Results

Cambridge, Mass., April 30, 2019 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2019 first-quarter financial results.

First-Quarter Financial Performance

Total revenues were $100.6 million for the first quarter of 2019, compared with $77.7 million for the first quarter of 2018. Research revenues increased 33%, and advisory services and events revenues increased 23%, compared with the first quarter of 2018. Pro forma revenues, which exclude the fair value adjustment to deferred revenue from the acquisition of SiriusDecisions, were $104.6 million for the first quarter of 2019, with $72.4 million from research services and $32.2 million from advisory services and events.

On a GAAP basis, net loss was $13.3 million, or $0.73 per diluted share, for the first quarter of 2019, compared with a net loss of $1.7 million, or $0.10 per diluted share, for the same period in 2018.

On a pro forma basis, net income was $1.6 million, or $0.08 per diluted share, for the first quarter of 2019, which reflects a pro forma effective tax rate of 31%. Pro forma net income excludes stock-based compensation of $2.7 million, amortization of acquisition-related intangible assets of $6.2 million, acquisition-related deferred revenue fair value adjustment of $3.9 million, and acquisition and integration costs of $3.0 million. This compares with a pro forma net loss of $0.2 million, or $0.01 per diluted share, for the same period in 2018, which reflects a pro forma tax rate of 31%. Pro forma net loss for the first quarter of 2018 excludes stock-based compensation of $2.0 million and amortization of acquisition-related intangible assets of $0.2 million.

“Forrester was at the upper end of pro forma revenue guidance and exceeded pro forma operating margin and EPS targets for the first quarter,” said George F. Colony, Forrester’s chairman and chief executive officer. “We continued the momentum that we had from 2018 with a great start in Q1. At the same time, we continue to make progress with the integration of SiriusDecisions — we are on track for a successful completion and remain bullish on realizing the value from the acquisition.”

Forrester is providing second-quarter 2019 financial guidance as follows:

Second-Quarter 2019 (GAAP):

•	Total revenues of approximately $124.5 million to $128.5 million.

•	Operating margin of approximately 1.5% to 3.5%.

•	Interest expense of approximately $2.2 million.

•	An effective tax rate of 5% to 10%.

•	Diluted earnings per share of approximately $0.02 to $0.06.

Second-Quarter 2019 (Pro Forma):

Pro forma financial guidance for the second quarter of 2019 excludes the reduction in revenue from the fair value adjustment of pre-acquisition deferred revenue of $4.5 million to $5.5 million, stock-based compensation expense of $2.7 million to $2.9 million, amortization of acquisition-related intangible assets of $6.0 million to $6.5 million, acquisition and integration costs of $1.5 million to $2.0 million, and any investment gains or losses.

•	Pro forma revenue of approximately $130.0 million to $134.0 million.

•	Pro forma operating margin of approximately 13.5% to 15.5%.

•	Pro forma effective tax rate of 31%.

•	Pro forma diluted earnings per share of approximately $0.57 to $0.61.

Our full-year 2019 guidance is as follows:

Full-Year 2019 (GAAP):

•	Total revenues of approximately $464.0 million to $476.0 million.

•	Operating margin of approximately (1.5)% to 0.5%.

•	Interest expense of approximately $8.7 million to $9.0 million.

•	An effective tax rate of 5% to 10%.

•	Diluted loss per share of approximately $0.45 to $0.57.

Full-Year 2019 (Pro Forma):

Pro forma financial guidance for full-year 2019 excludes the reduction in revenue from the fair value adjustment of pre-acquisition deferred revenue of $10.0 million to $12.0 million, stock-based compensation expense of $11.0 million to $12.0 million, amortization of acquisition-related intangible assets of $24.0 million to $26.0 million, acquisition and integration costs of $6.5 million to $7.5 million, and any investment gains or losses.

•	Pro forma revenues of approximately $475.0 million to $487.0 million.

•	Pro forma operating margin of approximately 10.0% to 12.0%.

•	Pro forma effective tax rate of 31%.

•	Pro forma diluted earnings per share of approximately $1.55 to $1.67.

About Forrester Research

Forrester Research is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than

675,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations. For more information, visit forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the second quarter of and full-year 2019, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, Forrester’s ability to successfully integrate businesses that it acquires, the impact of Forrester’s outstanding debt obligations, the possibility of network disruptions and security breaches, and possible variations in Forrester’s quarterly operating results. Financial guidance regarding shares outstanding and per-share amounts is based on certain assumptions that are subject to change, including with respect to an anticipated reduction in share repurchases subsequent to Forrester’s acquisition of SiriusDecisions. While currently suspended, dividend declarations are at the discretion of Forrester’s board of directors. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617-613-6000

mdoyle@forrester.com

Meaghan Rhyasen

Public Relations

Forrester Research, Inc.

+1 617-613-6070

press@forrester.com

© 2019, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Revenues:
Research services	$68,609	$51,700
Advisory services and events	32,040	26,049

Total revenues	100,649	77,749
Operating expenses:
Cost of services and fulfillment	45,110	34,105
Selling and marketing	42,033	33,011
General and administrative	13,190	10,739
Depreciation	2,023	1,996
Amortization of intangible assets	6,210	186
Acquisition and integration costs	2,967	—

Total operating expenses	111,533	80,037

Loss from operations	(10,884)	(2,288)

Interest expense	(2,352)	—
Other expense, net	(270)	(118)
Losses on investments	(36)	(25)

Loss before income taxes	(13,542)	(2,431)
Income tax benefit	(226)	(698)

Net loss	$(13,316)	$(1,733)

Basic loss per common share	$(0.73)	$(0.10)

Diluted loss per common share	$(0.73)	$(0.10)

Basic weighted average shares outstanding	18,363	18,036

Diluted weighted average shares outstanding	18,363	18,036

Pro forma data (1):
GAAP total revenues	$100,649	$77,749
Deferred revenue fair value adjustment	3,905	—

Pro forma revenues	$104,554	$77,749

Loss from operations	$(10,884)	$(2,288)
Amortization of intangible assets	6,210	186
Deferred revenue fair value adjustment	3,905	—
Acquisition and integration costs	2,967	—
Stock-based compensation included in the
following expense categories:
Cost of services and fulfillment	1,463	1,020
Selling and marketing	440	244
General and administrative	782	699

Pro forma income (loss) from operations	4,883	(139)
Interest expense	(2,352)	—
Other expense, net	(270)	(118)

Pro forma income (loss) before income taxes	2,261	(257)
Income tax benefit GAAP	(226)	(698)
Tax effects of pro forma items (2)	3,897	528
Adjustment to tax expense to reflect pro forma tax rate (3)	(2,970)	90

Pro forma net income (loss)	$1,560	$(177)

Pro forma diluted income (loss) per share	$0.08	$(0.01)

Pro forma diluted weighted average shares outstanding	18,651	18,036

(1) Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, acquisition-related deferred revenue fair value adjustments, stock-based compensation, acquisition and integration costs, net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 31% in both 2019 and 2018, which excludes items such as any release of reserves for uncertain tax positions established in prior years and the effect of any adjustments related to the filing of prior year tax returns. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

(2) The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.

(3) To compute pro forma net income, we apply a pro forma effective tax rate of 31%.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	March 31, 2019	December 31, 2018
Balance sheet data:
Cash and cash equivalents	$75,012	$140,296
Accounts receivable, net	$69,122	$67,318
Deferred revenue	$191,612	$135,332
Debt outstanding	$153,438	$—

	March 31,
	2019	2018
Cash flow data:
Net cash provided by operating activities	$26,483	$7,805
Purchases of property and equipment	$(2,772)	$(1,324)
Cash paid for acquisitions	$(239,438)	$—
Repayments of debt	$(21,563)	$—
Repurchases of common stock	$—	$(4,367)
Dividends paid	$—	$(3,611)

	As of March 31,
	2019	2018
Metrics: (a)(b)
Agreement value	$345,300	$246,400
Client retention	72%	71%
Dollar retention	90%	90%
Enrichment	106%	110%
Number of clients	2,850	2,349

(a)   Client retention, dollar retention and enrichment as of March 31, 2018 have been adjusted to conform to the current period calculation methodology.

(b)   Agreement value and number of clients include the effect of SiriusDecisions, but retention and enrichment metrics will not be similarly affected until Q1 2020.

	As of March 31,
	2019	2018
Headcount:
Total headcount	1,779	1,379
Products and advisory services staff	664	524
Sales force	694	519